ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated July 11, 2019 (the “Execution Date”), by and between (i) Medisource Partners, LLC, a Texas limited liability company (the “Seller”), and (ii) Generex Biotechnology Corporation, a Delaware corporation (“Parent”) and NuGenerex Distribution Solutions, LLC, a Delaware limited liability company (collectively, the “Buyer”). The Seller and the Buyer are referred to collectively herein as the “Parties” and each a “Party.”

RECITALS:

A.                 The Seller is engaged in the business of providing distribution services, including the purchase and resale of medical and surgical products to health care providers, with a concentration in orthopedic surgical techniques. To the extent the foregoing activities of Seller are related to the assets transferred to Buyer under this Agreement, they are collectively referred to as the “Business”.

B.                  The Seller desires to sell, assign and transfer certain assets, properties and rights of the Seller to the Buyer, and the Buyer desires to purchase such certain assets, properties and rights from the Seller, on the terms and conditions hereinafter set forth.

C.                  The Buyer desires to assume from the Seller, and the Seller desires to assign to the Buyer all of the Assumed Liabilities (as defined herein), on the terms and conditions hereinafter set forth.

D.                 As additional consideration, and as a material inducement to the Buyer to enter into this Agreement and to consummate the transactions described herein, the Seller desires to make certain representations, warranties, indemnities, covenants and agreements relating to the sale of the Business.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article I.

“Accounts Receivable” means all trade and other accounts and accounts receivable arising out of the Seller’s conduct of the Business and which are payable to the Seller, including any security held by the Seller for the payment thereof existing on the Closing Date, including, without limitation, the detailed information regarding Accounts Receivable provided in connection with Section 4.8.

“Action” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, Audit, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority (including the Food and Drug Administration (FDA), Department of Health and Human Services (DHS), the Drug Enforcement Administration (DEA), state Medicaid agencies, state pharmacy boards and other federal, state or county Governmental Authorities with jurisdiction over the dispensing, compounding, or distribution of pharmaceutical products or over the provision of health care items or services), or before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, at least ten percent (10%) of the voting or economic interests in such Person; (ii) in which such

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Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above. In addition, any Person who is a director or executive officer of Seller shall be deemed an Affiliate of Seller.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asbestos Liabilities” means any Liabilities arising from, relating, to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item designed, sold, marketed, installed, stored, transported, handled, or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility in any structure, including without limitation, any Liability arising from, relating to or based on any personal or bodily injury or illness.

“Assigned Contract” has the meaning set forth in Section Error! Reference source not found..

“Assigned Personal Property Lease” has the meaning set forth in Section 4.14.

“Assets” has the meaning set forth in Section Error! Reference source not found..

“Asset Schedule” has the meaning set forth in Section Error! Reference source not found..

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Audit” means (i) any audit or review by a Governmental Authority with respect to federal and state health care programs or by a health care contractor or (ii) any audit or review by a Governmental Authority not covered in clause (i) above that is outside the Ordinary Course of Business.

“Bill of Sale” has the meaning set forth in Section 2.5.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are required or permitted by Law to be closed under the Laws of the State of Texas.

“Business Licenses” has the meaning set forth in Section 4.22.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing” has the meaning set forth in Section 3.4.

“Closing Assets” has the meaning set forth in Section 2.1(a).

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“Closing Assumed Liabilities” has the meaning set forth in Section 2.2.

“Closing Transferring Employees” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 3.4.

“Confidential Information” means any information concerning the business and affairs of the Seller with respect to the Business that (i) is not already generally available to the public or (ii) after the date of this Agreement, does not become generally available to the public.

“Contracts” means any and all agreements, contracts, commitments, purchase orders, licenses, leases, notes, bonds and other instruments, whether written or oral, to which the Seller is a party or by any of the Assets is bound.

“Contribution” has the meaning set forth in Disclosure Schedule 4.3.

“Controlled Group” has the meaning set forth in Code §1563.

“Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Eligible Insurance Proceeds” has the meaning set forth in Section 10.5(g).

“Employee Benefit Plan” means any written or oral plan, program, arrangement or agreement which the Seller or any ERISA Affiliate sponsors, maintains or contributes to or has any obligation to maintain or contribute to, or has any direct or indirect liability for, whether contingent or otherwise, and under which any current or former officer or director, employee, leased employee or consultant (or their respective beneficiaries) of the Seller or any ERISA Affiliate has any present or future right to receive compensation or other benefit, including without limitation, (i) any “employee benefit plan” (as such term is defined in ERISA

§3(3)); (ii) the Veneto Long Term Incentive Compensation Plan; and (iii) any other employee benefit plan, agreement, program, policy, arrangement or payroll practice, whether or not subject to ERISA, including any pension, profit-sharing, savings, retirement, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock, other equity- based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Seller is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or other similar benefit plan, policy or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Assets Schedule” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Excluded Subsidiaries” means those entities listed in Appendix 1.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Financial Statements” has the meaning set forth in Section 4.8.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“GNBT Stock” means shares of the common stock of Parent, par value $0.001 per share.

“Governmental Authority” means any federal, state, local, provincial, municipal, foreign, or other governmental agency, authority, department, commission, board, bureau, Court or instrumentality of any country or territory, and includes any authority having governmental or quasi-governmental powers, including any administrative or regulatory agency or commission.

“Health Care Law” means (a) Title XVIII of the Social Security Act, as amended, governing the Medicare program, and final rules and final regulations adopted pursuant thereto; (b) Titles V, XIX, XX and XXI of the Social Security Act; (c) Section 1128B(b) of the Social Security Act, 42 U.S.C. § 1320a-7b(b), as amended (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Anti-Kickback Statute” and the regulations adopted pursuant thereto and any comparable state or local laws and regulations; (d) 31 U.S.C. §§ 3729 et seq. commonly known as the “False Claims Act” and regulations adopted pursuant thereto and any comparable state or local laws and regulations; (e) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Statute” and regulations adopted pursuant thereto and any comparable state or local laws and regulations; (f) 42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320a-7 and the regulations adopted pursuant thereto; (g) 31 U.S.C. § 3801 et. seq. commonly known as the Federal Program Fraud Civil Remedies Act and regulations adopted pursuant thereto; (h) all federal and state laws relating to the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including but not limited to those applicable to Medicare Parts A, B, C, and D, to the State Medicaid Program, and to the SAIF Program; (i) all federal and state laws and regulations governing the pharmacy practice, including those governing the prescribing and handling of controlled substances and those emanating from the FDA, DEA, and the State Board of Pharmacy; (j) the regulations, ordinances and rules promulgated pursuant to Health Care Laws, as amended from time to time, and in existence as of the Execution Date or subsequently amended or enacted prior to the Closing Date; and

(k) the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and its implementing regulations (collectively, “HIPAA”) and any analogous or similar state Law or regulation.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services, (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property

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subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, and (ix) any refinancings of any of the foregoing obligations. Notwithstanding the foregoing, for the avoidance of doubt, “Indebtedness” shall not include any trade payables or other current liabilities reflected in the Financial Statements or incurred by the Seller after the date of the Most Recent Balance Sheet in the Ordinary Course of Business, to the extent taken into account in the calculation of Working Capital, or any other amounts taken into account in the calculation of Working Capital.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Ineligible Person” means any Person that (i) is currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or federal procurement programs, or

(ii) has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

“Intellectual Property” means all intellectual property and other proprietary rights and Confidential Information relating to the Business or used in the Business, including, but not limited to, all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names, corporate names; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, ideas, formulae, compositions, know-how, proposals, technical and computer data, documentation and software, financial, business and marketing plans; all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information and all other proprietary rights relating to the Business or used in the Business.

“Inventory” means all inventory of the Seller, wherever located and whether held by Seller or third parties.

“Knowledge” means the actual, conscious knowledge (as distinguished from implied, imputed or constructive) of any Manager or executive officer of Seller, without any inquiry and investigation of any kind.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any Governmental Authority including all Orders having the effect of law in each such jurisdiction and any Health Care Law.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Seller.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Seller holds any Leased Real Property.

“Letter of Credit” has the meaning set forth in Section 3.1(b).

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“Liabilities” means any indebtedness, liabilities or obligations of the Seller of any nature whatsoever (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, known or unknown, whether due or to become due), including, but not limited to, all Indebtedness of the Seller.

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, easements, leases, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever other than Permitted Liens.

“Losses” means losses, damages, Liabilities, assessments, costs, penalties and expenses, but excluding (i) any special, consequential, punitive or exemplary damages, and (ii) any damages based on multiples of profit, or cash flows, or similar methodologies.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Assets; provided, however, that the foregoing will not include any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP,

(v) changes in Law other than Health Care Law, except to the extent that any of the events, effects, circumstances, changes, occurrences, facts or developments in the foregoing clauses (i) through (v) has had a disproportionate effect on a Party as compared to other participants in the industry in which such Party operates, (vi) the negotiation, execution, or delivery of this Agreement or the announcement or consummation of any of the transactions contemplated hereby, or (vii) any fact or circumstance arising after a Closing with respect to the Assets transferred during the Closing.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.8.

“Non-Breaching Party” has the meaning set forth in Section 6.5

“Offer Letters” has the meaning set forth in Section 8.13.

“Order” means any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency). In no event shall (a) any action by the Seller (other than the placing of a purchase order by such Person or the acquisition of inventory in the normal course of business) that will result in an obligation of the Seller to expend more than five thousand dollars ($5,000), or (b) the placing of a purchase order by the Seller (other than the acquisition of inventory in the normal course of business) that will result in an obligation of the Seller to expend more than five thousand dollars ($5,000) be considered to be in the Ordinary Course of Business.

“Organizational Documents” means (i) in the case of a corporation, its certificate of incorporation and bylaws and (ii) in the case of a limited liability company, its certificate of formation and operating agreement, in each case with all amendments thereto.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Program” means Medicare, TRICARE, FEHBP, Medicaid, Workers’ Compensation, SAIF, and any and all health maintenance organizations, preferred provider organizations, health benefit

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plans, health insurance plans, and other third-party reimbursement and payment programs, in each case to the extent applicable to the Business of the Seller.

“Permit” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification from any Governmental Authority, including all pending applications therefor or renewals thereof.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings, which proceedings, if determined adversely, would not have a Material Adverse Effect on Seller, (ii) landlords’, mechanics’, carriers’, warehousemen’s, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business relating to obligations which are not individually, or in the aggregate, material, for sums not yet due and payable or which are being contested in good faith, (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfections, (iv) Liens relating to deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements,

(v) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business and listed in the Disclosure Schedule, (vi) any Liens arising in the Ordinary Course of Business, to the extent that the related Liability therefor is included in the computation of Working Capital, (vii) any Liens to be released at Closing, and (viii) Liens arising as a result of the Buyer’s acts, including any Liens granted to any lender at the Closing in connection with any financing of the Purchase Price.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Property Leases” has the meaning set forth in Section 4.14.

“Prepaid Items” means all prepaid items, deposits and other similar assets of the Seller existing on the Closing Date which are specifically listed in the Asset Schedule.

“Professional Licenses” has the meaning set forth in Section 4.22.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Note” has the meaning set forth in Section 3.1.

“Real Property” has the meaning set forth in Section 4.15.

“Regulatory Advisories” means (i) any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by Centers for Medicare and Medicaid Services (CMS), and (ii) orders, decrees, opinions, instructions, guidance documents, memoranda, manual instructions, program memoranda, opinion letters, or other public issuances promulgated pursuant to Health Care Laws, as amended from time to time, and in existence as of the execution of this Agreement or subsequently amended or enacted prior to Closing.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Employees” has the meaning set forth in Section 2.4.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Significant Payment Program” has the meaning set forth in Section 4.11(g).

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“Significant Payment Program Schedule” has the meaning set forth in Section 4.11(g).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4.28.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Personal Property Lease” shall have the meaning set forth in Section 4.14.

“Third-Party Claim” has the meaning set forth in Section 10.4.

“Threshold Amount” has the meaning set forth in Section 10.5(a).

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer Tax” means any stamp or other sales, use, transfer or transaction Tax arising as a result of the consummation of any of the transactions described herein.

“Transferring Employees” has the meaning set forth in Section 2.4.

“WARN” means Worker Adjustment and Retraining Notification Act of 1988, as amended, and its interpretive regulations.

ARTICLE II ASSETS AND LIABILITIES

2.1	Acquired Assets.

(a)                Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations and warranties herein, the Seller agrees to, sell, convey, transfer, assign and deliver to the Buyer, and the Buyer agrees to purchase, receive and accept, as applicable, from the Seller all of the Seller’s right, title and

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interest in and to the assets and properties of every kind, character and description, used in or for the benefit of the Business, whether tangible, intangible, real, personal or mixed, set forth in Schedule 2.1(a) hereto (collectively referred to hereinafter as the “Assets”) other than the Excluded Assets (as defined below). Schedule 2.1(a) is referred to herein as the “Asset Schedule”.

(b)                Without limitation of the foregoing, the Assets shall include, in each case in respect of the Seller, all the tangible property, furniture, fixtures and equipment, Fifty Percent (50%) cash on hand at the Closing, Fifty Percent (50%) of the Accounts Receivable (to the extent transferable under applicable Law), notes receivable (to the extent listed on the Asset Schedule), inventory (including office supplies), tenant improvements (to the extent related to a lease which is an Assigned Contract), goodwill, software, Intellectual Property (other than as set out as an Excluded Asset), Prepaid Items, Assigned Contracts, Assigned Personal Property Leases, books and records (including all customer lists and all patient lists to the extent transferable under applicable Law, but excluding any patient medical records and files to the extent required to be retained by the Seller and any communications which are subject to attorney-client privilege), any Seller policies and procedures relating to the Business, telephone and email addresses, all Permits and certificates of need to the extent transferable to the Buyer, all benefits, proceeds and other amounts payable under any Seller policy of insurance to the extent (i) such amounts are payable for losses suffered or payable by Buyer or (ii) such amounts are payable with respect to an Assumed Liability or other liability included in the calculation of Working Capital.

(c)                Excluded Assets. Notwithstanding anything contained in Section 2.1, the Buyer is not purchasing (i) Fifty Percent (50%) of Seller’s consolidated cash at Closing, (ii) insurance proceeds other than those specifically identified in Section 2.1(b), (iii) Fifty Percent (50%) of the Accounts Receivable, (iv) all benefits, proceeds and other amounts payable under any Seller policy of insurance, (v) Contracts (other than Assigned Contracts), (vi) any Employee Benefit Plan (other than Assumed Plans, if any), (vii) Medicare or Medicaid provider numbers, (viii) any claims of the Seller for any federal, state or local Tax refunds or Tax loss carry-forward benefits,

(ix) the limited liability company books and records of the Seller, (x) any claims, counterclaims or other rights associated with any Excluded Liability, or (xi) any of the assets set forth on Schedule 2.1(c), which include items of Intellectual Property that will be retained by Seller (such assets being referred to as the “Excluded Assets”).

(d)                Nonassignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any interest in any instrument, Contract, Lease or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and would adversely affect the Seller’s ability to convey the interest or impair the interest as conveyed to the Buyer. If the consent of a third party which is required in order to assign any such interest is not obtained on or prior to the Closing Date, or if an attempted assignment would be ineffective or would affect the Seller’s ability to convey the interest unimpaired, then, at the Buyer’s request, the Seller shall cooperate with the Buyer in any reasonable arrangement, including performance by the Seller or the Buyer, as the case may be, as agent for the other, in order to cause the Buyer to receive the benefits of such interest, and to accept the burdens and perform the obligations, under any such instrument, Contract, Lease or other agreement or arrangement or any such claim, right or benefit all as of the Closing; provided, however, that (i) such alternative arrangement does not impose any adverse economic consequence to either the Seller or the Buyer, (ii) such alternative arrangement does not violate any Law and does not result in the material breach of the arrangement and (iii) the Parties will continue to use their commercially reasonable efforts after the Closing to obtain the applicable third party consent. Any transfer or assignment to the Buyer by the Seller of any interest under any such instrument, Contract, Lease or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.

2.2               Assumed Liabilities. As of the Closing Date, the Seller shall assign to the Buyer, and the Buyer shall assume the obligations of the Seller arising from the use of the Assets on or after the Closing Date and set forth on attached Schedule 2.2, including obligations under those agreements and contracts designated specifically on Disclosure Schedule 4.17 as Assigned Contracts, except to the extent that any such executory obligations result from, arise out of, relate to, or are caused by, any one or more of the following: (a) a breach of any of the Assigned Contracts occurring prior to the Closing Date; (b) a breach of warranty, infringement or violation of Law occurring prior to the

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Closing Date; or (c) an event or condition occurring or existing prior to the Closing Date which, through the passage of time or the giving of notice or both, would constitute a breach or default by the Seller under any of the Assigned Personal Property Leases or Assigned Contracts (collectively, the “Assumed Liabilities”).

2.3               Excluded Liabilities. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY OF THE DEBTS, OBLIGATIONS OR LIABILITIES OF THE SELLER, THE BUSINESS OR ANY AFFILIATE OF THE SELLER, WHENEVER ARISING AND OF WHATEVER TYPE OR NATURE. The Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed, any Liabilities other than the Assumed Liabilities (the “Excluded Liabilities”). The intent and objective of the Buyer and the Seller is that, except for the Assumed Liabilities explicitly assumed by the Buyer hereunder, the Buyer does not assume, and no transferee liability shall attach to the Buyer pertaining to, any of the Excluded Liabilities.

2.4               Employees. Prior to the Closing Date, (a) the Buyer or an Affiliate of the Buyer shall offer employment, effective as of the Closing Date, to each employee of the Seller who is principally employed in the Business (collectively, the “Seller Employees”), provided that such employee (i) is listed on Schedule 2.4 as prepared by the Buyer and attached hereto, (ii) agrees to the release of his or her employment files to the Buyer or an Affiliate of the Buyer prior to the Closing, and (iii) passes a pre-employment drug test and/or background check conducted at the Buyer’s expense and in a timely manner, if so requested, and (c) the Seller will terminate in a lawful manner the employment of the Seller Employees who have accepted the Buyer’s or its Affiliate’s offer of employment. Those Seller Employees who accept the Buyer’s or its Affiliate’s offer of employment as of the Closing Date shall be designated on Schedule 2.4 as “Transferring Employees” and referred to hereinafter as such and to receive credit from the Buyer or its Affiliate for prior service to the Seller for all employment-related purposes. The Seller acknowledges and agrees that it is responsible for paying to the Transferring Employees all compensation and benefits accrued up to the Closing Date and the Seller shall pay, or arrange to pay, all such undisputed amounts prior to the Closing Date. Schedule 2.4 sets forth with respect to each Seller Employee such person’s position, date of hire, current salary, accrued and maximum PTO and amount of any other accrued benefits (including, without limitation, bonuses and vacation) to which such person may be entitled or for which such person has made written claim to the Seller. If applicable, the Seller shall provide an updated Schedule 2.4 at the Closing. Except as otherwise provided in the Offer Letters, all Transferring Employees shall be employees at will, subject to the Buyer’s or its Affiliate’s employment policies. Nothing herein shall obligate the Buyer or an Affiliate of the Buyer to employ the Transferring Employees for any specific time period. Nothing in this Section shall be construed to grant any employee any rights as a third- party beneficiary. The Seller shall retain all Liabilities with respect to any and all Seller Employees who are not Transferring Employees. If applicable, the Seller and its ERISA Affiliates shall provide coverage under COBRA to all “M&A qualified beneficiaries” associated with the transactions described in this Agreement in accordance with Treasury Regulation §54.4980B-9 and any Seller Employees who have a “qualifying event” under Section 4980B of the Code prior to the Closing Date or who do not become Transferred Employees in connection with the transactions described in this Agreement. The Buyer or an Affiliate of the Buyer shall provide coverage under COBRA to all Transferring Employees and their beneficiaries who have a “qualifying event” under Section 4980B of the Code following the Closing Date. The Seller shall be liable for any Liabilities arising under WARN or any similar foreign, state or local Law for any “plant closing” or “mass layoff” as those terms are defined in WARN (or the comparable statute) occurring prior to the Closing Date or in connection with the transactions described in this Agreement.

2.5               Instruments of Transfer. The sale of the Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at each Closing by that certain Assignment and Assumption and Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”).

2.6               Payment of Sales Taxes. The Buyer covenants and agrees to pay any and all Transfer Taxes payable by reason of the transfer and conveyance of the Assets hereunder. The Seller will prepare and deliver and if necessary file at or before the Closing all Transfer Tax returns and other filings necessary to vest in the Buyer full right, title and interest in the Assets without any requirement for the Buyer to withhold any consideration in respect of Taxes.

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ARTICLE III PURCHASE PRICE

3.1	Purchase of Assets by the Buyer. Subject to any adjustments set forth in this Agreement, including without limitation pursuant to Section 3.2, and in reliance on the Seller’s representations, warranties and covenants, the purchase price to be paid by the Buyer to Seller for the Assets and the other rights set forth herein (collectively with any payments made in connection with any adjustments, the “Purchase Price”) shall be as follows:

(a)                Closing. At the Closing, Buyer shall issue to Seller an amount of shares of GNBT Stock with a value of One Million Dollars ($1,000,000.00) as of the Closing (the “Purchase Shares”).

(b)                Waiver of Declared Dividend. Seller hereby agrees to waive the contemplated 1:1 stock dividend recently announced by the Buyer related to the successful up-listing to the NASDAQ, if and/or when it happens.

(c)                After Closing. In addition to the Buyer delivering the Purchase Shares at Closing, the Buyer will also potentially pay up to Five Hundred Thousand Dollars ($500,000.00) in cash on the first anniversary of the Closing, if Seller increases the EBITDA related to the Business from the One Hundred Thirty Thousand Dollars ($130,000.00) in EBITDA in 2018 up to Five Hundred Thousand Dollars ($500,000.00) in EBITDA by the twelve month anniversary of the Closing Date; the cash will be prorated for any partial achievement over such period in excess of the One Hundred Thirty Thousand Dollars ($130,000.00) in EBITDA that was generated in 2018. The EBITDA for the purposes of this Section shall not include increases for any new business directly attributed to Buyer (with no assistance from Travis Bird) or decreases for payments to Travis Bird or expenses related to his travel on behalf of the Buyer or its affiliates.

(d)                Additional Conditions. Travis Bird will execute an 18 month consulting agreement with Buyer (which will be guaranteed at the Parent level).

(e)                Sales Commissions. During the term of the consulting agreement, Mr. Bird will be eligible for commissions based on net sales of products sold from the Seller or Pantheon Medical – Foot & Ankle, LLC (“Pantheon”) business units (or their successors) in a percentage equal to Fifteen Percent (15%) for the first year and Ten Percent (10%) for the second year. Mr. Bird will be eligible for such commissions at the Seller business unit upon and after achievement of annual EBITDA of Five Hundred Thousand Dollars ($500,000.00) and at the Pantheon business unit upon and after achievement of annual EBITDA of One Million Dollars ($1,000,000.00) (each pro-rated for any partial year). For the first twelve (12) months of the consulting agreement, cash from the operations of the assets of Seller and/or Pantheon shall be used to pay the cash portion under the consulting agreement.

(f)                 IP Development & Consideration. During the term of his consulting agreement, Mr. Bird may cooperate with Buyer in developing certain new products and/or intellectual property development (“New Tech”). In connection with the development of such New Tech, upon submission to the FDA of any New Tech, Mr. Bird will agree to fully assign and exchange any ownership rights in any New Tech to Buyer in exchange for a payment of Five Hundred Thousand Dollars ($500,000.00) for each completed item of New Tech.

(g)                For all issuances of GNBT Stock, the GNBT Stock price shall be the closing price at the time of issuance.

(h)                If at any time within five (5) years after the Closing Date the Buyer’s CEO, Joseph Moscato, is removed as the Buyer’s CEO, then Seller has the option to unwind this Agreement and keep all the cash and GNBT Stock previously received from the Buyer.

3.2	Reserved.
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3.3               Allocation of Consideration. The Buyer and the Seller acknowledge and agree that the consideration shall be allocated to the Assets in accordance with Section 1060 of the Code, as set forth on Schedule 3.3 hereto. The Buyer and the Seller agree to report the transactions described in this Agreement for federal and state income Tax purposes in accordance with such allocation. The Parties shall execute all forms required to be filed for Tax purposes with any taxing authority in a manner consistent with the allocation on Schedule 3.3 hereto. The Parties agree to amend Schedule 3.3 to reflect changes arising from any Purchase Price adjustments, provided any such changes to Schedule 3.3 will be mutually agreeable to the Parties hereto.

3.4               Closing. The sale of the Assets and assumption of the Assumed Liabilities shall be consummated and effective at a closing (the “Closing”), held on August 1, 2019 (the “Closing Date”). At the Closing, the Seller and Buyer will provide the other with the closing deliveries applicable to the Assets and Assumed Liabilities and set forth on Schedule 3.4. To the extent practicable, the Closing shall occur electronically, with the parties exchanging all signature pages to the documents specified herein via email delivery and by an exchange of executed counterpart copies of this Agreement and the other Closing documents via email and overnight courier between counsel for the Seller and counsel for the Buyer. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article IV are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule delivered by the Seller to the Buyer on the Execution Date (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV and shall apply to the specific representation or warranty to which such lettered or numbered paragraphs of the Disclosure Schedule applies and any other paragraph in this Article IV to which the application of such disclosure is reasonably apparent on its face. Unless the context otherwise requires, all references to the Seller, Seller’s conduct of the Business, its financial condition, assets, liabilities and operation shall include the Seller’s applicable Subsidiaries (other than Excluded Subsidiaries).

4.1               Organization, Qualification, and Power. The Seller is a limited liability company duly formed and in good standing under the Laws of the jurisdiction of its formation. The Seller is duly authorized to conduct business and in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on the Seller or Business. The Seller has the limited liability company power and authority to carry on the Business and to own and use the properties owned and used by it. Disclosure Schedule 4.1 lists the managers and officers of the Seller. The Seller has delivered or made available to counsel to the Buyer true and correct copies of the Organizational Documents of Seller.

4.2               Evaluation and Authorization of the Transaction. The Seller expressly confirms that it has negotiated, at arm’s length, the terms of this Agreement. The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and is entering into this Agreement with a full understanding of all of the attendant terms, conditions and risks and willingly assumes those terms, conditions and risks. The Seller has had the opportunity to conduct its own due diligence prior to executing this Agreement and has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary and has made its own decisions concerning this Agreement and the transactions contemplated hereby. The Seller has full limited liability company power and authority to execute and deliver this Agreement, each of the Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Seller is a party constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium,

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fraudulent conveyance or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as set forth on Disclosure Schedule 4.2, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to execute and deliver this Agreement and the Transaction Documents or for the Seller to consummate the transactions described in this Agreement or the Transaction Documents. The execution, delivery and performance of this Agreement and the Transaction Documents and all other agreements described herein have been duly authorized by the Seller.

4.3	Intentionally Left Blank.

4.4               Non-contravention. Except as set forth in Disclosure Schedule 4.4, neither the execution and the delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions described herein including without limitation the transfer of the Assets, will (a) violate in any material respect any applicable Law, constitution, injunction, Order, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject or any provision of the Seller’s organizational documents, if applicable, (b) in any material respect conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien upon the Assets that will not be discharged at Closing by Seller. To the Knowledge of the Seller, the execution and delivery of this Agreement and the Transaction Documents, and the performance of the Seller hereunder and thereunder, will not materially reduce or delay receipt of the ongoing Medicare, Medicaid, insurance carrier, managed care organization or other third-party payments or reimbursements which the Seller is receiving as of the date hereof.

4.5               Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions described in this Agreement.

4.6               Title to Assets. The Seller is the sole and exclusive legal, equitable and beneficial owner of all right, title and interest in, and have good and marketable title to, all of the Assets free of all Liens, other than Permitted Liens. The Assets are all of the assets, properties and rights the Seller uses in connection with all of the business operations of Seller as currently conducted (other than the Excluded Assets). To the Knowledge of the Seller, all of the Assets have been maintained in accordance with normal industry practice, and are in reasonably good operating condition and repair, ordinary wear and tear excepted. During the past three (3) years, there has not been any Material Adverse Effect on the operations of the Business due to the condition of any of the Assets. The Seller will convey to the Buyer on the Closing Date all of the Assets free and clear of any Lien other than Permitted Liens.

4.7               Subsidiaries. The Seller does not have, and in the past twelve (12) months has not had any Subsidiaries.

4.8               Financial Statements. Attached hereto as Disclosure Schedule 4.8 are the following financial statements (collectively the “Financial Statements”): (a) the unaudited balance sheet of the Seller and its Subsidiaries on a consolidated basis as of December 31, 2016 and December 31, 2017 and the related statement of income and cash flows for the years then ended and the related statement of income and cash flows for the twelve-month period then ended, (b) the unaudited balance sheet of the Business (giving pro forma effect to the elimination of the Excluded Assets and Excluded Liabilities) on a consolidated basis as of December 31, 2018 (the “Most Recent Balance Sheet”) and the related statement of income and cash flows for the seven-month period then ended; and (c) net Accounts Receivable aging and the net accounts payable aging of the Business, both as of December 31, 2018. The Financial Statements (including the notes thereto) in all material respect present fairly the financial condition, including the Assets and Liabilities, of the Business as of such dates and the results of operations of the Business for such periods, provided, however, that the Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

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4.9               Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2018, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Disclosure Schedule 4.9 or in the Ordinary Course of Business, since that date:

(a)                The Seller has not sold, leased, transferred, or assigned any assets used in the Business, tangible or intangible, outside the Ordinary Course of Business;

(b)                Except for this Agreement and the Transaction Documents, the Seller has not entered into any agreement, contract, lease, or license outside the Ordinary Course of Business;

(c)                The Seller has not accelerated, terminated, made material modifications to, or canceled any agreement, contract, lease, license or Permit relating to the Business and to which the Seller is a party or by which it is bound other than in accordance with their respective terms or in the Ordinary Course of Business;

(d)                The Seller has not imposed any Lien upon any of the Assets, tangible or intangible, other than in the Ordinary Course of Business;

(e)                The Seller has not made any material capital expenditures in respect of the Business outside the Ordinary Course of Business;

(f)                 The Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property included in the Assets;

(g)                The Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Assets;

(h)                The Seller has not made any loan to, or entered into any other transaction with, any of its directors, managers, officers, contractors, consultants or employees outside the Ordinary Course of Business;

(i)                 The Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than in accordance with their respective terms or consistent with past practice;

(j)                 The Seller has not granted any increase in excess of two percent (2%) in the base compensation of any of the Transferring Employees;

(k)                The Seller has not made any other change in material employment terms for any of the Transferring Employees outside the Ordinary Course of Business;

(l)                 The Seller has not conducted its cash management customs and practices (including, but not limited to, the timing of collection of receivables and payment of payables and other current liabilities) and maintained its books and records other than in the Ordinary Course of Business consistent with past custom and practice;

(m)	The Seller has not changed any accounting policy or tax elections or practices; and

(n)	The Seller has not committed to any of the foregoing.

4.10           Undisclosed Liabilities. Except as set forth on Disclosure Schedule 4.10, to the Knowledge of the Seller, the Seller does not have any material Liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any Liability for Taxes) of the nature that would require disclosure on a balance sheet prepared in accordance with GAAP, including without limitation any Liability relating to or arising from sexual harassment claims or non-compliance with applicable Law, except for (a) Liabilities set forth on the face of the Most

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Recent Balance Sheet (rather than in any notes thereto) and (b) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business. Except as set forth on Disclosure Schedule 4.10, as of the Closing, the Seller will not have and will not be subject to any Indebtedness.

4.11	Compliance with Laws.

(a)                To the Seller’s Knowledge, the Seller is, at each Closing Date, in compliance in all material respects with all Laws with respect to the operation of the Business. Except as set forth on Disclosure Schedule 4.11, the Seller has not received any written notice to the effect that, or otherwise been advised that, it is not in any material respect not in compliance with Laws applicable operation of the Business, including without limitation any written notice to the effect that each is not in compliance in any material respect with any Health Care Law or written notice to the effect that each is the subject of any health care plan Audit or review; the Seller has not entered into any settlement or agreement with any Governmental Authority, Governmental Authority contractor or private payor with respect to any Audit, review or alleged non-compliance with any applicable Health Care Law, and the Seller is not presently subject to any settlement to pay/withhold payments for health care items or services with a Governmental Authority, Governmental Authority contractor, or third-party payor.

(b)                Except as set forth in Disclosure Schedule 4.11, neither the Seller nor to the Knowledge of the Seller, its shareholders, partners, members, owners, directors, officers, employees, contractors, agents, or any health care provider with which the Seller maintains a Contract, (i) is an Ineligible Person, (ii) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder,

(iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, or (iv) is a party to or subject to any investigation, audit, review, action or proceeding concerning any of the matters described above in clauses (i) through (iii). Notwithstanding anything contained in this Agreement to the contrary, the Seller has advised the Buyer that, in the Ordinary Course of Business, (i) commercial payors routinely audit and/or challenge claims for payment, and (ii) Governmental Authorities routinely perform unannounced and periodic inspections of licensed facilities, consistent with standard industry practices; and accordingly, the Seller’s representations and warranties contained in this Agreement regarding payment for health care items and related audits and reviews are qualified to such extent.

(c)                To the Knowledge of the Seller, the Seller is in compliance in all material respects with the following Laws, in each case to the extent applicable to the Business: (i) all federal Laws relating to health care fraud and abuse, including: the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, the Civil Monetary Penalties Act, 42 U.S.C. § 1320a-7a, the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. §

411.351 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq.; (ii) any and all state Laws relating to health care fraud and abuse; (iii) all Laws of the Medicare and Medicaid programs applicable to the Business as presently conducted, including the Medicare Part D program, Medicare Advantage program, and any other federally funded health care program; (iv) state Laws relating to Medicaid, Workers’ Compensation/SAIF or any other state health care or health insurance programs; (v) federal or state Laws relating to billing or claims for reimbursement submitted to any third-party payor; and (vi) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, or the billing for or claims for reimbursement for such items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor.

(d)                To the extent Seller is not in compliance with Regulatory Advisories material to the Business, Seller has not received written notice from any Government Authority, accrediting organization or third- party payor that Seller’s noncompliance violates a Health Care Law.

(e)                The Seller has maintained all records in all material respects as required by applicable federal and state agencies and private entities with which the Seller has contracted including, without limitation, the federal and state Medicare and Medicaid programs and other governmental agencies and private entities in connection with its operation of the Business.

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(f)                 Except as set forth on Disclosure Schedule 4.11, there is no pending, outstanding, open, assessed, concluded or, to the Knowledge of the Seller, credibly threatened in writing, Audit, review, investigation, or civil, administrative or criminal proceeding relating to the Seller or its participation in any Payment Program from which the Seller received more than 10% of its revenue during 2017 and 2018, including any audit or review by any State Medicaid Agency, Medicaid Integrity Contractor, Recovery Audit Contractors, Zone Program Integrity Contractor, Part D or other Medicare contractor. The Seller is not subject to, nor has Seller been subjected to, any pre-payment utilization review by any Governmental Authority, Governmental Authority contractor, or third-party payor. No Payment Program has requested or, to the Knowledge of the Seller, credibly threatened in writing any unresolved recoupment, refund, or set-off from the Seller and to the Knowledge of the Seller there is no basis for any such demand. Except as set forth on Disclosure Schedule 4.11, other than in the Ordinary Course of Business, no Payment Program has imposed an unresolved fine, penalty or other sanction on the Seller and no past overpayment or audit assessments are outstanding or still being paid off. None of the Seller or the Seller’s employees (while employed by the Seller) has been excluded from participation in any Payment Program. To the Knowledge of the Seller, none of the Seller or Seller’s employees or contractors has submitted to any Payment Program any intentionally false or fraudulent claim for payment, nor, to the Knowledge of Seller, has the Seller or any of the Seller’s employees at any time knowingly violated in any material respect any condition for participation, or any rule, regulation, policy or standard of, any Payment Program. To the Knowledge of the Seller, all billing practices of the Seller with respect to all Payment Programs have been in compliance in all material respects with all applicable Laws, and all regulations and policies of all such Payment Programs. To the Knowledge of the Seller, neither the Seller nor any of its employees has billed for or received any payment or reimbursement materially in excess of amounts permitted by Law or the rules and regulations of Payment Programs or contracts therewith.

(g)                All agreements between the Seller and any Payment Program from which the Seller received more than $10,000 in 2018 were entered into in the Ordinary Course of Business and Disclosure Schedule 4.11(g) sets forth and true and correct list of all such agreements between the Seller and Payment Programs. The Seller has provided access to the Buyer true and correct copies of all such agreements in its possession or control. Except as set forth on Disclosure Schedule 4.11(g), the Seller is in compliance in all material respects with each Payment Program’s agreements, and to the Knowledge of the Seller the Seller has properly charged and billed in all material respects in accordance with the terms of those agreements. Except as set forth on Disclosure Schedule 4.11(g), the Seller has not received written notice of cancellation of or intent to cancel, or written notice to make a material modification or intent to make a material modification of any of Seller’s current Payment Program agreements during the twelve (12) months prior to the Execution Date. Disclosure Schedule 4.11(g) contains a “Significant Payment Program Schedule” showing those entities that were the ten (10) largest sources of revenue to the Business during the twelve (12) month period ended December 31, 2018 (each, a “Significant Payment Program”). Except as set forth in the Significant Payment Program Schedule, during the twelve (12) months prior to the Closing Date, no Significant Payment Program has terminated or adversely altered in any material respect its business relationship with the Seller or, except in connection with negotiations of new or extended contracts with Significant Payment Programs in the Ordinary Course of the Business, given written or to the Knowledge of the Seller, oral notice to any entity or Person involved in the Business of its intention to terminate or materially alter its business relationship with the Seller.

(h)                To the Knowledge of the Seller, in light of its size and scope of the Business, the Seller has implemented reasonable policies, procedures, and training programs, including a corporate compliance program, designed for its agents and employees to comply with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities.

(i)                 The Seller has filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including state boards of medicine, pharmacy, health and insurance regulatory authorities, and any applicable federal regulatory authorities, and has timely paid all fees and assessments due and payable in connection therewith, the failure of which would have a Material Adverse Effect on the Business.

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(j)                 The Seller has complied in all material respects with all applicable requirements of the Occupational Safety and Health Act and all applicable state equivalents, and with all applicable regulations promulgated under any such legislation, and with all orders, judgments, and decrees of any tribunal under such legislation, that apply to the Business and, except as set forth on Disclosure Schedule 4.11(i), the Seller has not received any written notice alleging any violation thereof.

(k)                Notwithstanding any provision to the contrary, Buyer recognizes, acknowledges, and agrees that no matter that is disclosed on Schedule 4.11 shall serve as a basis for any claim that Seller has breached any warranty or representation under this Agreement.

4.12	Tax Matters.

(a)                All Tax Returns required to be filed by or with respect to the Seller or the Business have been filed or an extension to file has been timely filed. All such Tax Returns were true and correct in all material respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid or timely contested. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Business.

(b)                There is no material dispute or claim currently pending concerning any Tax liability of the Seller either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Seller has Knowledge based upon personal contact with any agent of such Governmental Authority.

(c)	The Seller is not a party to or bound by any Tax allocation or sharing agreement. The Seller

(i) has not been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Target) and (ii) does not have any liability for the Taxes of any Person (other than Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor.

(d)                All Taxes required to be withheld with respect to any payments made by the Seller have been withheld and paid over to the appropriate Governmental Authority or are held in separate accounts for such purpose.

(e)	The Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code.

(f)                 None of the Assets: (i) is property required to be treated as owned by another Person pursuant to former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is excludable from gross income under Section 103(a) of the Code.

4.13           Intellectual Property. Disclosure Schedule 4.13 contains a true and correct list of all of the Intellectual Property, including, but not limited to, all trade and corporate names and registered and unregistered product names and trademarks used by the Seller in connection with the Business or the products used during the past three (3) years, all licenses and other rights granted by the Seller to any third party with respect to such Intellectual Property and all such licenses and other rights granted by any third party to the Seller except for licenses covering “off the shelf” or downloadable software that is generally available to the public and has not been materially modified or customized. Except as set forth on Disclosure Schedule 4.13, (a) the Seller owns and possesses all right, title and interest in and to, or has a valid license to, all of the Intellectual Property necessary for the operation of the Business as presently conducted and none of such Intellectual Property has been abandoned; (b) no claim by any third party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made against the Seller, is currently outstanding or, to the Knowledge of the Seller, is credibly threatened in writing, and to the Knowledge of the Seller, there is no reasonable basis for any such claim; (c) none of the Seller or any registered agent thereof has received any written notices of an allegation of any infringement or misappropriation by, or other conflict with, any third party with respect to such Intellectual Property, nor has any such Person received any claims of infringement or misappropriation of or other conflict with any Intellectual Property of any third party; (d) to the Knowledge of the Seller, the Seller has not infringed, misappropriated or otherwise violated in any material respect any Intellectual Property of any third party, nor to the Knowledge of the Seller will any infringement,

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misappropriation or other conflict with respect to the Intellectual Property occur as a result of the transactions described herein; and (e) to the Knowledge of the Seller, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, such Intellectual Property.

4.14           Leases of Personal Property. For the purposes of this Agreement, “Personal Property Leases” means any lease, conditional or installment sale contract, Lien or similar arrangement to which any tangible personal property used by the Seller in connection with the operation of the Business is subject. Except as set forth on Disclosure Schedule 4.14, none of the tangible personal property used by the Seller in connection with the operation of the Business is subject to a Personal Property Lease. The Seller has delivered or made available to the Buyer a true and correct copy of each Personal Property Lease listed on Disclosure Schedule 4.14. All of such Personal Property Leases are valid, binding and enforceable against the Seller in all material respects in accordance with their respective terms and are in full force and effect in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Seller is not in material default under any of such Personal Property Leases and there has not been asserted in writing, either by or against the Seller under any of such Personal Property Leases, any written notice of default, set-off or claim of default. To the Knowledge of the Seller, the parties to such Personal Property Leases other than the Seller are not in default of their respective obligations under any of such Personal Property Leases. To the Knowledge of the Seller, there has not occurred any event which, with the passage of time or giving of notice (or both), would constitute such a default or breach under any of such Personal Property Leases by any party thereto. Each Personal Property Lease is separately designated on Disclosure Schedule 4.14, as either a Personal Property Lease that the Seller has agreed to assign and that the Buyer has agreed to assume (each, an “Assigned Personal Property Lease”) or as a Personal Property Lease that shall be paid off by the Seller prior to Closing at its own expense or paid off at Closing with a portion of the Purchase Price (each, a “Terminated Personal Property Lease”).

4.15           Real Property. The Seller does not own any Real Property. Disclosure Schedule 4.15 sets forth a true and correct description of all Leased Real Property used in connection with the Business (the “Real Property”). The Seller has the right to use the Real Property which it leases from third parties to conduct the Business as currently conducted. The possession of the Real Property by the Seller has not been disturbed and the Seller has not received in writing any claim adverse to the Seller’s rights in such Real Property. To the Knowledge of the Seller, all improvements, fixtures and all structures on the Real Property installed by the Seller and the current uses of the Real Property conform in all material respects to all applicable federal, state and local laws, building, health and safety and other ordinances, laws, rules and regulations. To the Knowledge of the Seller, applicable zoning laws permit the presently existing improvements and the conduct and continuation of the Business as being conducted on the Real Property.

4.16           Tangible Assets. To the Knowledge of the Seller, the buildings, machinery, equipment, and other tangible assets owned or leased by the Seller and to the extent included in the Assets, considered as a whole and not on an asset by asset basis, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

4.17           Contracts. Disclosure Schedule 4.17 lists each Contract that the Seller has agreed to assign and that the Buyer has agreed to assume in connection with the transactions contemplated herein (each, an “Assigned Contract”) and provides with respect to each Assigned Contract (i) the names of the contracting parties, (ii) the effective date, and (iii) the name of the Contract. The Seller has made available to the Buyer a true and correct copy of each written agreement listed in Disclosure Schedule 4.17 (as amended to date). With respect to each Assigned Contract: (A) the agreement is legal, valid, binding, enforceable, against the Seller and in full force and effect in accordance with their terms in all material respects; (B) the Seller is not, and to the Knowledge of the Seller, no other Party is, in material breach or default, and to the Knowledge of the Seller no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and, (C) to the Knowledge of the Seller, no other Party has repudiated any material provision of the agreement. Each of the Assigned Contracts listed in Disclosure Schedule 4.17 may be assigned to Buyer hereunder

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without any change or modification after the consummation of the transactions described in this Agreement, without obtaining any consent, approval, novation or waiver of any third party, other than the consents, approvals, novations and waivers set forth on Disclosure Schedule 4.17.

4.18           Accounts Receivable. All Accounts Receivable of the Seller included as part of Working Capital are reflected properly on the Seller’s books and records, are valid receivables for services or items rendered, subject to the reserve, if any, for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Business. As of the date of this Agreement, except as set forth on Disclosure Schedule 4.18, the Seller has not received any written notice of any unresolved demand for recoupment, overpayment, set-off, penalty, or fine arising in connection with Audits or reviews conducted by Medicare, Medicaid, Workers’ Compensation/SAIF, government contractor or any other Payment Program and, the Seller does not have any Knowledge that there is any basis for any such recoupment, overpayment, set-off, penalty or fine. Since December 31, 2018, the Seller has not changed any principle or practice with respect to the recordation of Accounts Receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure, except as may have been required by changes in GAAP.

4.19           Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller relating to the conduct of the Business or the ownership of the Assets.

4.20           Insurance. Disclosure Schedule 4.20 sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements), to the extent being assigned to the Buyer at the Closing, with respect to which either the Seller is a party, a named insured, or otherwise the beneficiary of coverage:

(a)	the name, address, and telephone number of the agent;

(b)	the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)	the policy number and the period of coverage;

(d)                the scope (including an indication of whether the coverage is on a “claims made”, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)	a description of any retroactive premium adjustments or other material loss-sharing arrangements.

With respect to each such insurance policy: (A) to the Knowledge of the Seller the policy is legal, valid, binding enforceable, and in full force and effect in accordance with their terms in all material respects; (B) neither the Seller nor, to the Knowledge of the Seller, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Seller no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; and (C) to the Knowledge of the Seller no party to the policy has repudiated any material provision thereof.

4.21           Legal Proceedings. Except as disclosed in Schedule 4.21, there is no Action pending or, to the Knowledge of the Seller credibly threatened in writing, against the Seller or any of Seller’s officers or directors (in their capacities as such), and the Seller has not received any written claim, complaint, incident, report, audit, review, threat or written notice of any such Action. Disclosure Schedule 4.21 also sets forth any Actions relating to the Business or the Assets against the Seller and its officers or directors (in their capacities as such) that have been concluded or settled since December 31, 2018. The Seller has heretofore made available to the Buyer a list setting forth generally a description of all pending settlements regarding such actual or credibly threatened in writing Actions

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binding on the Seller and relating to the Business or the Assets. There are no outstanding Orders against, involving or affecting the Business or the Assets.

4.22           Licenses and Permits. Disclosure Schedule 4.22 contains a true and correct list of all Permits that have been issued, granted or otherwise made available to the Seller and necessary in connection with the Business (the “Business Licenses”), other than Permits the failure to have obtained do not have a Material Adverse Effect. Each Business License is valid and in full force and effect in accordance with its terms, no Business License is subject to any Lien, limitation, restriction, probation or other qualification other than under applicable Law or the terms of the Business License, and the Seller has not received any written notice of default under any Business License or, to the Knowledge of the Seller, any basis for the assertion of any default thereunder. Disclosure Schedule 4.22 specifies the holder of each Business License. The Seller has not received written notice of any Action, and there is no Action pending or, to the Knowledge of the Seller, credibly threatened in writing that would reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any Business License the effect of which would have a Material Adverse Effect or the imposition of any material fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Business License nor, to the Knowledge of the Seller, is there any basis therefor. To the Knowledge of the Seller, the Seller has, and has had at all relevant times, all Permits that are or were necessary in order to enable the Seller to own, operate and conduct the Business. None of the Business Licenses will be adversely affected by the consummation of the transactions described herein, but the Seller makes no representation or warranty regarding the transferability of any Business License.

4.23           HIPAA Compliance.

(a)                To the Knowledge of the Seller, the Seller has at all times been in compliance in all material respects with all applicable Laws relating to privacy, security, data protection, and the collection and use of health information and personal data gathered, accessed, collected, or used in the course of the operations of the Seller, including HITECH and HIPAA; and all applicable state and federal Laws regarding the privacy and security of health information and personal data. To the Knowledge of the Seller, the Seller has the necessary agreements with all of the Seller’s “business associates” as such term is defined by and as such agreements are required by HIPAA. No Action has been asserted in writing or, to the Knowledge of the Seller, has been credibly threatened in writing or commenced against the Seller alleging non-compliance in any material respect with HIPAA, a data security violation, or a violation of any Person’s privacy, personal information, or data rights. To the Knowledge of the Seller, the Seller has at all times complied in all material respects with all rules, policies, and procedures established by the Seller from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information or personal data gathered or accessed in the course of the operations of the Seller. No Actions have been asserted in writing or, to the Knowledge of the Seller, credibly threatened in writing against the Seller by any Person alleging a violation of such Person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures. The Seller is in compliance in all material respects with the terms of all business associate and business associate subcontractor agreements to which it is a party.

(b)                With respect to all health information and personal data described in Section (a), to the Knowledge of the Seller, the Seller has taken all material steps reasonably intended (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect such information against loss and against unauthorized access, use, modification, disclosure, or other misuse. To the Knowledge of the Seller, there has been no unauthorized access to or other misuse of such information which would reasonably be expected to adversely impact the Business. To the Knowledge of the Seller, the Seller maintains systems, policies and procedures reasonably intended to respond to complaints received alleging violation of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information as defined by HIPAA, all material respects in accordance with Seller’s legal and contractual obligations. To the Knowledge of the Seller, all breaches of Unsecured Protected Health Information have been documented and reported to affected individuals and to federal and state authorities in compliance in all material respects with applicable Law.

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4.24	Employees.

(a)                The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strike or labor grievance, claim of unfair labor practices, or other collective bargaining dispute within the three (3) years preceding the Closing Date. To the Knowledge of the Seller, the Seller has not committed any material unfair labor practice. To the Knowledge of the Seller, no organizational effort is presently being made by any Transferring Employees or any union or labor organization to represent all or any portion of the Transferring Employees, and, the Seller does not have any Knowledge of any such organizational effort being credibly threatened in writing.

(b)                With respect to this transaction, any notice required under any Law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.

(c)                Within the past three (3) years, the Seller has not implemented any “plant closing” or “mass layoff” (as those terms are defined in WARN or a similar foreign, state or local Law) that would implicate WARN or any similar foreign, state, or local Law and no such action will be implemented without advance notification to the Buyer.

(d)                To the Knowledge of the Seller, the Seller has complied in all material respects with all applicable Laws relating to the employment and employment practices relating to the Transferring Employees, including provisions thereof relating to income and payroll Taxes, wages, work hours, overtime, minimum wage, worker and employee classification, occupational safety and health, equal opportunity, discrimination, harassment, immigration, occupational safety and health and collective bargaining.

(e)                Except as set forth on Disclosure Schedule 4.24, there are no administrative charges or complaints pending or, to the Knowledge of the Seller, credibly threatened in writing by any current or former employee or independent contractor of the Seller in connection with the Business or the Assets concerning employment and employment practices before any federal or state court, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Internal Revenue Service, any similar state or local agency or any arbitral authority.

(f)                 The Seller has maintained all employee files relating to the Transferring Employees in a true and correct manner, and to the Knowledge of the Seller such files contain all materials that the Seller is required by Law to maintain. To the Knowledge of the Seller, the Seller has obtained and retained I-9 forms for all Transferring Employees. To the Knowledge of the Seller, all of the Transferring Employees are lawfully authorized to work in the United States.

(g)                Set forth on Schedule 2.4 is a list of the names of the employees and consultants of the Business as of the date hereof, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2018 (if applicable), and the current rate of pay for each such person on the date of this Agreement. Except as set forth on Schedule 2.4, the employment or services of all of the Transferring Employees listed on Schedule 2.4 are employed or provide services “at will” and, except as set forth on Schedule 2.4, none of the Transferring Employees has an employment agreement or understanding, whether oral or written, with the Seller which is not terminable on notice by the Seller without cost or other liability to the Seller other than costs or restrictions imposed by applicable Law. Except as set forth on Schedule 2.4, no Transferring Employee listed thereon has received any bonus or increase in compensation in the past twelve (12) months and, other than as set forth on Schedule 2.4, there has been no “general increase” in the compensation or rate of compensation payable to any Transferring Employees of the Seller in the past twelve (12) months. In the past twelve (12) months there has been no promise to any Transferring Employee of the Seller orally or in writing of any bonus or increase in compensation, except for increases in the Ordinary Course of Business consistent with the past compensation practices of the Seller and obligations incurred under existing Employee

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Benefit Plans. As of the Closing, the Seller will not have any accrued but unpaid bonuses to any Transferring Employees that will not be paid or provided for by the Seller in connection with the Closing.

(h)                In the 12-month period immediately preceding the Closing Date, to the Knowledge of the Seller, the Seller has had reasonably adequate levels of employee staffing to conduct the Business as currently conducted in accordance with the Seller’s historical staffing patterns and practices.

4.25           Employee Benefits.

(a)                Disclosure Schedule 4.25 lists each and every Employee Benefit Plan currently maintained and offered by the Seller that is being assigned to the Buyer at the Closing. The Seller has delivered or made available to the Buyer true and correct copies (or in the case of an unwritten Employee Benefit Plan, a written description) of all Employee Benefit Plans currently offered and maintained by the Seller, along with, to the extent applicable to each such Employee Benefit Plan: (i) the most recent summary plan description and all summaries of material modifications related to it; (ii) all contracts and agreements relating to the administration or funding of each such Employee Benefit Plan, including without limitation, all trust agreements, third party administrator agreements, service provider agreements and insurance contracts; (iii) COBRA forms and related notices used by the Seller; (iv) for the prior three plan years, Form 5500; (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), if any; and (vii) for the three years prior to the Closing Date, all written correspondence to from any Governmental Authority (other than routine correspondence in the Ordinary Course of Business).

(b)                Each such Employee Benefit Plan that is being assigned to the Buyer at the Closing (and each related trust, insurance contract, or fund) to the Knowledge of the Seller has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

(c)                To the Knowledge of the Seller, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance in all material respects in compliance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan currently offered and maintained by the Seller. To the Knowledge of the Seller, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan.

(d)                To the Knowledge of the Seller, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and that is being assigned to the Buyer and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Business. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan and that is being assigned to the Buyer.

(e)                To the Knowledge of the Seller, each such Employee Benefit Plan that is being assigned to the Buyer and that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and no facts or circumstances exist that would adversely affect the qualified status of any such Employee Benefit Plan.

(f)                 To the Knowledge of the Seller, there have been no Prohibited Transactions with respect to any Employee Benefit Plan currently maintained or offered by the Seller or any ERISA Affiliate under Section 4975 of the Code or Section 502(i) of ERISA. To the Knowledge of the Seller, no Fiduciary has any liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Action with respect to the administration or the

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investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Seller, credibly threatened in writing.

(g)                Neither the Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any Liabilities under, any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) an Employee Benefit Plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) Employee Benefit Plan that provides post-employment or retiree life insurance, health benefits or other welfare benefits to any person after such person’s termination of service with the Seller, except as may be required by applicable Law.

(h)                The Seller does not sponsor, maintain or contribute to, or have any Liabilities under, any Employee Benefit Plans outside of the United States.

(i)                 To the Knowledge of the Seller, the Seller is not currently liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, disability benefits, workers’ compensation or other benefits or obligations for current or former employees (other than routine payments to be made in the normal course of business, consistent with the Seller’s Ordinary Course of Business).

(j)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions described in this Agreement will: (i) entitle any Transferring Employee to severance pay or any other payment (including forgiven debt) from the Seller, the Buyer or any Employee Benefit Plan currently offered or maintained by the Seller; (ii) result in a benefit payable to any person that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code); (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any such Employee Benefit Plan, including without limitation any gross up payment with respect to liability for excise taxes under Sections 409A or 4999 of the Code; or (iv) require the Seller or the Buyer to transfer or set aside any assets to fund or otherwise provide any benefits for any Transferring Employee.

4.26           Guaranties. The Seller is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person, in each case to the extent that such liability would have Material Adverse Effect on the Business or the Assets.

4.27	Environmental, Health, and Safety Matters.

(a)                Each of the Seller and its predecessors and Subsidiaries has complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements applicable to the Business.

(b)                Without limiting the generality of the foregoing, the Seller has obtained, has complied, and is in compliance with, in each case in all material respects, all material Permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities included in the Assets and the operation of the Business; and a list of all such material Permits, licenses and other authorizations is set forth on Disclosure Schedule 4.27.

(c)                The Seller has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of the facilities included in the Assets arising under Environmental, Health, and Safety Requirements.

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(d)                Except as set forth on Disclosure Schedule 4.27, none of the following exists at any property or facility operated by the Seller that is included in the Assets: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas, in case other than in material compliance with applicable Law.

(e)                In connection with its conduct of the Business, none of the Seller, nor, to the Knowledge of the Seller, any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) other than in material compliance with applicable Laws, including any material liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(f)                 To the Knowledge of the Seller, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g)                None of the Seller nor, to the Knowledge of the Seller, its predecessors has designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos at any facility included in the Assets, and none of such entities is or will become subject to any Asbestos Liabilities, in case other than in material compliance with applicable Law.

(h)                The Seller has furnished or made available to the Buyer all environmental audits, reports and other material environmental documents in the possession or under the reasonable control of Seller that relate to any facility included in the Assets.

4.28           Business Continuity. The Seller has not experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial and material disruption or interruption in or to the use of any of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are included in the Assets (collectively, the “Systems”). The Seller has not received written notice of failure to have secured, and to the Knowledge of the Seller, the Seller has obtained and possesses valid licenses (including a sufficient number of licenses) to use all of the software programs presently on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to any of the Transferring Employees for their use in connection with the Business, and the Seller is using the most recent versions of such software programs that are reasonably suitable for operation of the Business.

4.29           Certain Business Relationships. None of the Seller and its members, as the case may be, has been involved in any material business arrangement or relationship with the Seller within the past 12 months other than as reflected in the Financial Statements, and the Assets do not include any material asset, tangible or intangible, that is used in the business of any other such party that has had a material business arrangement or relationship with the Seller within the past 12 months.

4.30           Solvency and Value of Transfer. There is no bankruptcy or insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors voluntary or involuntary, by or, to the Knowledge of the Seller, against the Seller, and the Seller has not taken any action to institute any such proceedings. The Seller is not insolvent under any bankruptcy, receivership, or insolvency

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law. The Seller’s sale of the Assets has not been undertaken with the intention to hinder, delay or defraud the Seller’s current or future creditors.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE IV OR IN ANY CERTIFICATES OR OTHER DOCUMENTS DELIVERED AT THE CLOSING, THE BUYER ACKNOWLEDGES AND AGREES THAT THE CONTEMPLATED TRANSACTIONS SHALL BE WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SO SPECIFICALLY SET FORTH, THE SELLER HAS NOT MADE, AND THE SELLER SHALL NOT BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY IN ANY OTHER VERBAL OR WRITTEN COMMUNICATION OR WRITTEN DOCUMENT RELATING TO THE ASSETS OR THE BUSINESS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT, WHETHER PREPARED OR TRANSMITTED BY THE SELLER OR ANY

REPRESENTATIVE OF THE SELLER (SUCH OTHER VERBAL OR WRITTEN COMMUNICATIONS OR WRITTEN

DOCUMENTS ARE REFERRED TO COLLECTIVELY AS THE “COMMUNICATIONS”).

NO COST ESTIMATE, PROJECTIONS OR OTHER PREDICTIONS, DATA OR OTHER STATEMENT CONTAINED IN ANY COMMUNICATIONS SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE.

NO PERSON HAS BEEN AUTHORIZED BY THE SELLER TO MAKE ANY REPRESENTATION OR WARRANTY (OTHER THAN THOSE CONTAINED IN THIS SECTION) RELATING TO THE SELLER, THE ASSETS OR THE BUSINESS, OR OTHERWISE IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS HEREIN, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER.

IN PARTICULAR, AND WITHOUT LIMITING IN ANY WAY THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE ASSETS ARE SOLD ON AN “AS-IS,” “WHERE-IS” BASIS WITH ALL DEFECTS, AND NO REPRESENTATION OR WARRANTY IS MADE BY THE SELLER WITH RESPECT TO (I) THE CONDITION, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, SUITABILITY, FUNCTIONALITY OR LACK OF DEFECTS OF THE ASSETS, (II) POST-CLOSING MATTERS, INCLUDING FUTURE OR FORECASTED COSTS, REVENUES OR PROFITS THAT MAY BE GENERATED FROM THE BUSINESS OR (III) MARKETS, CUSTOMERS OR SUPPLIERS.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule delivered by the Buyer to the Seller on the date hereof (the “Buyer Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V and shall apply solely to the specific representation or warrant to which such lettered or numbered paragraphs of the Disclosure Schedule applies, except as explicitly set forth therein (i.e., explicit cross-references).

5.1               Organization of the Buyer. The Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation or incorporation.

5.2               Authorization of Transaction. The Buyer has full power and authority (including full corporate or other entity power and authority, as applicable) to execute and deliver this Agreement, each of the Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder. The Buyer has full power and authority to carry on the Business on and after the Closing Date. Disclosure Schedule 3.1 lists the directors and officers of the Buyer. The Buyer has delivered or made available to counsel to the Seller true and correct copies of the Organizational Documents of the Buyer. This Agreement and each Transaction Document to which the Buyer is a party constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any

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authorization, consent, or approval of any Governmental Authority in order to execute and deliver this Agreement and the Transaction Documents or for Buyer to consummate the transactions described in this Agreement. The execution, delivery and performance of this Agreement and the Transaction Documents and all other agreements described herein have been duly authorized by the Buyer.

5.3               Non-contravention. Neither the execution and delivery of this Agreement and the Transaction Documents, nor the consummation of the transactions described herein, will (a) violate any Law constitution, injunction, Order, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the Buyer’s organizational documents, if applicable, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to execute and delivery this Agreement and the Transaction Documents or for the Parties to consummate the transactions described in this Agreement and the Transaction Documents, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

5.4               Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions described in this Agreement save and except for the payment of an advisory fee to Brooks, Houghton & Company, Inc., for which Buyer is fully responsible.

5.5               Litigation. There is no pending or threatened Action against the Buyer or any Affiliate of the Buyer that could materially interfere with the Buyer’s ability to perform its obligations under this Agreement.

5.6               Due Diligence. The Buyer acknowledges and agrees that, prior to executing this Agreement, the Seller has afforded to the Buyer free and full access to the books, records and facilities of the Seller, that the Buyer has had ample opportunity to conduct such due diligence investigation and that the Buyer has made such investigations and conducted such due diligence of the Business and the Assets as the Buyer deems necessary or appropriate.

5.7               Extent of the Seller’s Representations. The Buyer acknowledges that the Seller has made no representations and/or warranties (a) regarding the continued profitability of the Business following the Closing or

(b) except as expressly set forth in this Agreement, with respect to the condition or character of the Assets or the use or uses to which the Assets may be put. Except as expressly provided herein, the Assets are hereby sold in “AS IS, WHERE IS” condition and the Seller hereby disclaims any and all warranties as to the condition of the Assets. The Buyer has not relied upon the accuracy or completeness of any express or implied representation, statement or information of any nature made or provided by or on behalf of the Seller or the Business, except for the representations and warranties expressly set forth in Article IV of this Agreement or in any of the other Transaction Documents.

5.8               Undertakings to Close Hereunder. The Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement.

ARTICLE VI

PRE-CLOSING COVENANTS

[Intentionally Deleted] ARTICLE VII

POST-CLOSING COVENANTS

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7.1               General. In case at any time after Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article X below). The Seller acknowledges and agrees that from and after each Closing, the Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Assets acquired by the Buyer, including without limitation the documents, books, records, agreements and financial data of any sort relating to the Assets so acquired, but Buyer agrees to provide the Seller and its professional advisors or representative reasonable access to all such documents, books, records, agreements and financial data so transferred to Buyer, and to make copies thereof, to file or pay taxes, to defend or bring an Action, or for any other reasonable purpose.

7.2               Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Action, charge, complaint, claim, or demand in connection with (a) any transaction described in this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Parties will cooperate with each other and their respective counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at, the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article X below).

7.3               Transition. The Seller shall use commercially reasonable efforts to refrain from taking take any action that is designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining the same business relationships with the Business after the Closing as it maintained with the Business prior to the Closing.

7.4               Rent Reimbursement. On a monthly basis after the Closing, the Buyer will reimburse the Seller for the rent expense (including all triple net charges incident to rent under the lease agreement) at its administrative headquarters in Dallas, Texas through December 31, 2019.

ARTICLE VIII

CONDITIONS TO OBLIGATION OF THE BUYER TO CLOSING

The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the conditions set forth below.

8.1               Representations and Warranties. The representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

8.2               Compliance. The Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing.

8.3               Third Party Consents. The Seller shall have procured all of the respective third-party consents, releases and pay-off letters specified on Schedule 8.3; Seller shall have assigned, or Buyer shall have obtained, the material Permits necessary for Buyer to operate the Business and the Assets as operated by Seller prior to the Closing; it being understood that the consent to assignment of certain Permits will be obtained subsequent to the Closing in accordance with industry practice, and that such assignments are subject to all applicable laws and regulations.

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8.4               No Action. No Action shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions described in this Agreement, (b) cause any of the transactions described in this Agreement to be rescinded following consummation, or (c) materially and adversely affect the right of the Buyer to own the Assets and to operate the Business (and no such injunction, judgment, Order or charge shall be in effect).

8.5               Seller Certificate. The Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Sections 8.1 through 8.4 are satisfied as set forth in such Sections;

8.6               Consents and Approvals. The Parties shall have received all authorizations, consents, licenses and approvals of governments and governmental agencies identified on Schedule 8.6 hereto.

8.7               Other Actions. All actions to be taken by the Seller in connection with consummation of the transactions described herein and all certificates, instruments, and other documents required to effect the transactions described herein will be reasonably satisfactory in form and substance to the Buyer.

8.8               Good Standing. The Seller shall have delivered to the Buyer evidence from the website of the Comptroller of the State of Texas stating its active status with the State of Texas.

8.9               Secretary Certificate. The Seller shall have delivered to the Buyer a certificate of the CEO of the Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (a) the resolutions of the board of managers authorizing the execution, delivery, and performance of this Agreement and the transactions described herein; and (b) incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated by this Agreement.

8.10	Intentionally Left Blank.

8.11	Intentionally Left Blank.

8.12           Offer Letters. As of the Closing Date, each of the members of the Management Team shall have entered into an offer letter with the Buyer (the “Offer Letters”).

8.13           Insurance. Solely to the extent that the same are being assigned to the Buyer at the Closing, insurance policies for the Seller effective following the Closing shall be available covering workers’ compensation, commercial general liability and umbrella coverage, property and crime, business auto, professional liability, and directors and officers.

8.14           Material Adverse Change to Business. There shall not have been a Material Adverse Change to the Business or operations of the Seller;

8.15	Bill of Sale. The Seller shall have executed and delivered the Bill of Sale.

8.16           FIRPTA Affidavit. The Seller shall have delivered to Buyer an affidavit in form and substance satisfactory to Buyer that Seller is not a foreign person within the meaning of Section 1443(f)(3) of the Code.

The Buyer may waive any condition specified in this Article VIII on behalf of the Buyer if it executes a writing so stating at or prior to the Closing. The Seller shall immediately notify Buyer in writing if it reasonably determines that any of the conditions to the Closing under this Agreement will not be satisfied.

ARTICLE IX

CONDITIONS TO OBLIGATION OF THE SELLER TO CLOSING

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The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the conditions set forth below.

9.1               Representations and Warranties. The representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date.

9.2               Compliance. The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing.

9.3               No Actions. No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions described in this Agreement, or (B) cause any of the transactions described in this Agreement to be rescinded following consummation.

9.4               Buyer Certificate. The Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 9.1 through 9.3 are satisfied.

9.5               Consents and Approvals. The Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Annex 9.5 hereto.

9.6	Bill of Sale. The Seller and its applicable Subsidiaries shall have executed and delivered the Bill of

Sale.

9.7	Offer Letters. The Management Team and the Buyer shall have entered into the Offer Letters.

9.8	Stock Price. The trading price of the common stock of Parent shall not be below $1.00.

9.9               Other Actions. All actions to be taken by the Buyer in connection with consummation of the transactions described herein and all certificates, instruments, and other documents required to effect the transactions described herein will be reasonably satisfactory in form and substance to the Seller.

Seller may waive any condition specified in this Article IX on behalf of the Seller if it executes a writing so stating at or prior to the Closing. The Buyer shall immediately notify the Seller in writing if it reasonably determines that any of the conditions to closing under this Agreement will not be satisfied.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

10.1           Survival of Representations and Warranties. No claim or suit for Losses arising from a breach of the representations and warranties of the Seller or the Buyer contained in this Agreement shall be brought more than six

(6) months after the Closing Date. If a Party hereto determines that there has been a breach by any other Party hereto of any such representation or warranty and notifies the breaching Party in writing reasonably promptly after learning of such breach, such representation or warranty and liability therefor shall survive with respect to the specified breach until such breach has been resolved, but no Party shall have any liability after such six (6) month period for any matters not specified in a writing delivered within such six (6) month period. Notwithstanding any term in this Section 10.1, (a) the applicable statute of limitations shall be the survival period for any matter relating to (i) any

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alleged or actual violation of the representations and warranties made in Section 4.12 (Tax Matters), or (ii) fraud or willful or intentional misrepresentation or willful omission of a material fact by a Party in connection with this Agreement and the transactions described herein, and (b) all covenants and any alleged or actual violation of the representations and warranties made in any of the following sections of this Agreement shall survive indefinitely: Sections 4.1 (Organization, Qualification, and Power), 4.2 (Authorization of the Transaction), 4.6 (Title to Assets, first and last sentences only), Sections 5.1 (Organization of the Buyer) and 5.2 (Authorization of the Transaction).

10.2           Indemnification by the Seller. Subject to the provisions of Sections 10.4 and 10.5 below, the Seller, on behalf of itself and its successors and assigns, agrees to indemnify, defend and hold the Buyer and its Affiliates, members, managers, officers, directors, employees, agents, representative, successors and permitted assigns (collectively the “Buyer Indemnified Parties”), harmless, from and against the following:

(a)                Any and all Losses which arise out of or result from or as a consequence of (i) any breach of a representation or warranty made by or on behalf of the Seller in this Agreement; and (ii) any failure by the Seller to perform, comply with or observe any one or more of its covenants, agreements or obligations contained in this Agreement or in any other agreement, instrument or document delivered to the Buyer or any of its Affiliates in connection with this Agreement or any of the transactions described in this Agreement or any of the transactions described in this Agreement.

(b)                Any and all Losses which may at any time or from time to time arise out of or result from or as a consequence of the operation of the Business prior to the Closing Date (other than Assumed Liabilities), including without limitation: (i) any Excluded Liability or Excluded Assets; (ii) relating to, or the failure to discharge, any obligations of the Seller, which were incurred by them, on account of the period prior to the Closing Date (except for the Assumed Liabilities), including without limitation any and all federal, state or local Taxes due from the Seller in connection with the Business, or with respect to the assets thereof, applicable to or arising from any period prior to the Closing Date.

With respect to the indemnification obligations of the Seller pursuant to this Section 10.2, a Buyer Indemnified Party may proceed against the Seller for indemnification pursuant to this Article X.

10.3           Indemnification by Buyer. Subject to the provisions of Sections 10.4 and 10.5 below, the Buyer, on behalf of itself and its successors and assigns, agrees unconditionally to indemnify, defend and hold the Seller and its permitted successors and assigns their Affiliates, members, managers, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively the “Seller Indemnified Parties”) harmless, on demand, from and against the following:

(a)                Any and all Losses of every kind, nature or description which arise out of or result from or as a consequence of (i) the Buyer’s use or operation of the Assets on and after the Closing Date; (ii) any breach of a representation or warranty made by or on behalf of the Buyer in this Agreement (including the Exhibits and Schedules hereto) or in any of the Transaction Documents; or (iii) any failure by the Buyer to perform, comply with or observe any one or more of its covenants, agreements, or obligations contained in this Agreement or in any other agreement, instrument or document delivered to the Seller in connection with this Agreement or any of the transactions described in this Agreement; and

(b)                Any and all Losses which may at any time or from time to time arise out of or result from or as a consequence of (i) any Assumed Liability; and (ii) relating to, or the failure by the Buyer to discharge, any obligations of the Buyer which were incurred by the Buyer on or after the Closing Date (except for the Excluded Liabilities).

10.4           Indemnification Process. Any Party seeking indemnification under this Article X (an “Indemnified Party”) shall give each Party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given rise to or would give rise to a right of indemnification under this Agreement, stating the amount of the Losses, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of

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indemnification is claimed or arises. The obligations and liabilities of an Indemnifying Party under this Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a)                If any Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim promptly following receipt by the Indemnified Party of such notice to avoid actual prejudice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure.

(b)                The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its sole expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party to avoid actual prejudice to the Indemnified Party; provided, further however, that if counsel to the Indemnifying Party advises that a conflict of interest precludes its representation of both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain one firm of attorneys at the expense of the Indemnified Party.

(c)                In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnifying Party declines to take such defense and the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(d)                If the Indemnifying Party shall have failed to assume the defense of any claim in accordance with the provisions of this Article (i.e., in time to avoid prejudice to the Indemnified Party), then the Indemnified Party shall have the right to control the defense of such claim and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the actual and reasonable fees and expenses of the Indemnified Party’s counsel shall be borne by the Indemnifying Party and paid by the Indemnifying Party to the Indemnified Party promptly following written demand therefor, but the Indemnifying Party shall be entitled, at its own expense, to participate in (but not control) such defense.

(e)                So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned, provided that the Indemnified Party is completely released from all claims) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, conditioned or delayed unreasonably).

10.5	Limitations on Indemnification.

(a)                Threshold Amount. Except as otherwise provided in Section 10.5(c) below, the Seller will not have any liability to the Buyer Indemnified Parties pursuant to the indemnification obligations of Section 10.2(a)(ii) above, and the Buyer will not have any liability to the Seller Indemnified Parties pursuant to the indemnification obligations of Section 10.3 above, as the case may be, for Losses payable pursuant to their respective

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indemnification obligations until the total of all such Losses incurred by the Indemnified Party pursuant to this Agreement collectively exceeds $100,000 in the aggregate (the “Threshold Amount”), and then (subject to the terms of this Section 10.5) such indemnification by the Indemnifying Party shall apply to all such Losses (including the Threshold Amount) incurred pursuant to this Agreement.

(b)                Cap. Except as otherwise provided in Section 10.5(c) below, (i) the Seller will not have any liability to the Buyer Indemnified Parties pursuant to the indemnification obligations of Section 10.2 above for Losses that exceed $500,000, and (ii) the Buyer will not have any liability to the Seller Indemnification Parties pursuant to the indemnification obligations of Section 10.3 above for Losses paid by Buyer that exceed $500,000.

(c)                All Losses of Buyer paid by the Seller under this Agreement shall be paid by the transfer of shares of GNBT stock to Buyer, which shares of GNBT stock shall be priced for the purposes of any indemnification Losses at the greater of (A) the price at which shares of the GNBT stock are currently trading, or (B) the price at which shares of GNBT stock were issued at the Closing (subject to adjustment if additional shares are issued based on downside protection).

(d)                Fraud and Other Exceptions. The limitation on the indemnification responsibilities of the Parties set forth in Sections 10.5(a) and 10.5(b) shall not apply to any claim that is brought within one (1) year of the Closing that is based on (i) any fraud or intentional breach by the Seller or the Buyer, as the case may be, (ii) breach of the Seller’s representations and warranties contained in Sections 4.1 (Organization, Qualification, and Power), 4.2 (Authorization of the Transaction), 4.6 (Title to Assets, last sentence only) and 4.12 (Tax Matters) hereof, (iii) breach of the Buyer’s representations and warranties contained in Sections 5.1 (Organization of the Buyer) and 5.2 (Authorization of the Transaction) hereof, (iv) contractual payment obligations related to the Excluded Liabilities,

(v) the Buyer’s obligation to pay the Purchase Price, or (vi) any adjustments to the Purchase Price or other payments under Section 3.2.

(e)                Certain Damages. Notwithstanding anything to the contrary in this Article X, no Party shall be liable to any other Party for indirect, incidental, consequential, punitive or special damages, loss of profits or diminution of value arising from, in connection with, or with respect to an indemnification obligation under this Article X other than incidental, consequential, punitive or special damages resulting from fraud by a Party.

(f)                 Purchase Price Adjustment. For Tax purposes, the Parties agree that any payment under Section 10.2 hereof shall be treated as an adjustment to the Purchase Price.

(g)                Eligible Insurance Proceeds. If any portion of Losses to be reimbursed by the Indemnifying Party shall be covered, in whole or in part, by third party insurance coverage (including the insurance policies maintained for the benefit of Seller prior to the Closing), then any such insurance proceeds actually received by the Indemnified Party, net of third party costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds.” For purposes of this Article X, all Losses shall be net of any Eligible Insurance Proceeds; and each Indemnified Party shall use its reasonable efforts to make any insurance claim to recover Eligible Insurance Proceeds. Any amount payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers any Eligible Insurance Proceeds in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of

(i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(h)                Exclusive Remedy. Absent fraud, and except (i) with respect to the availability of specific performance or other equitable remedies for breach or non-compliance, and (ii) for the enforcement of rights under the documents and instruments executed and delivered by the parties hereto at the Closing, following the Closing,

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the indemnification provided by this Article X shall be the sole remedy of the parties hereto with respect to claims relating to the subject matter of this Agreement.

ARTICLE XI TERMINATION OF CLOSING

The Parties may terminate the obligation to consummate the Closing as provided below:

(a)                The Buyer and the Seller may terminate the consummation of the Closing by mutual written consent at any time prior to the Closing;

(b)                The Buyer may terminate the consummation of the Closing by giving written notice to the Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before April 1, 2019, by reason of the failure of any condition precedent under Article VIII hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement); and

(c)                The Seller may terminate the consummation of the Closing by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before April 1, 2019, by reason of the failure of any condition precedent under Article IX hereof (unless the failure results primarily from the Seller breaching any representation, warranty, or covenant contained in this Agreement) ), or (iii) for any or no reason if the Closing has not occurred by May 1, 2019.

ARTICLE XII MISCELLANEOUS

12.1	Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

12.2           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Buyer Indemnified Parties and Seller Indemnified Parties, and their permitted successors and assigns, are intended third-party beneficiaries of Article X (Survival of Representations and Warranties; Indemnification), and shall be entitled to enforce the provisions of such Section as if a party to this Agreement.

12.3           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

12.4           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and Seller; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to

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one or more of its Affiliates in which it owns more than 51% of the voting equity, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

12.5           Counterparts. This Agreement may be executed in one or more counterparts (including by means of email), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile or electronic mail, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any Party hereto or to any such agreement or instrument, each other Party will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

12.6           Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and must be delivered by either (i) personal delivery or (ii) reputable overnight courier service, charges prepaid, providing proof of delivery. Any notice, request, demand, claim, or other communication hereunder and shall be deemed to have been duly received (i) on the date of delivery thereof, if personally delivered, or (ii) on the next business day after the sending thereof, if sent by reputable overnight courier service, and must be addressed to the intended recipient as set forth below:

If to the Seller:

Medisource Partners, LLC

1505 Federal Street, Suite 300

Dallas, Texas 75201

Attention: Travis H. Bird,

Chief Executive Officer

Email: travis.bird@medisourcepartners.com If to the Buyer:

NuGenerex Distribution Solutions, LLC

10102 USA Today Way Miramar, Florida 33025 Attention: Joe Moscato,

Chief Executive Officer

Email: jmoscato@generex.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.8           Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto agree that all disputes or controversies arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either Party may initiate arbitration by sending written notice of its intention to arbitrate to the other Party. Such written notice will contain a reasonably detailed

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description of the dispute and the remedy sought. The confidential arbitration proceeding will be conducted in Miami Florida before an independent and impartial arbitrator mutually acceptable to the Parties. In the event that the Parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by Rule 13 of the Commercial Arbitration Rules of the AAA. The decision of the arbitrator will be final and binding on the Parties and their respective successors and permitted assigns. The Parties intend that this agreement to arbitrate be irrevocable. In providing a remedy under this Section 12.8, the Parties agree that the arbitrator shall not award punitive damages against either Party, and the Parties hereby mutually waive any claim for punitive damages which may be awarded in connection with any dispute subject to arbitration under this Agreement.

12.9           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.11        Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions described herein (except as otherwise expressly provided in this Agreement).

12.12        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

12.13        Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Medisource Partners, LLC

By:	/s/ TravisBird
Name:	Travis H. Bird
Title:	Chief Executive Officer

NuGenerex Distribution Solutions, LLC

By:	/s/ Joseph Moscato
Name:	Joseph Moscato
Title:	Chief Executive Officer

Generex Biotechnology Corporation

By:	/s/ Joseph Moscato
Name:	Joseph Moscato
Title:	Chief Executive Officer

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